Exhibit 10.4

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

Leonard Scott Dove, Ph.D.

Via Email Delivery: [****]

February 1, 2023

Dear Scott:

Aravive, Inc. (the “Company”) is pleased to enter into this amendment (“Amendment”) to your Offer Letter, dated February 20, 2022 (the “Offer Letter”), and hereby agrees to amend the Offer Letter as follows:

1.   The first and second sentences of Section 3 are hereby deleted and replaced with the following:

“Effective as of February 1, 2023, the Company will pay you a salary at the rate of Four Hundred Five Thousand Dollars ($405,000) per year, less required deductions and withholdings, payable in accordance with the Company’s standard payroll schedule. The salary will be subject to increase as determined by the Compensation Committee of the Board of Directors or the Board of Directors, in its discretion.”

2.   All other terms of the Offer Letter shall remain in full force and effect. The Offer Letter, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

3.   If any of the provisions of this Amendment are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

4.   This Amendment is made and shall be construed and performed under the laws of the State of Texas without regard to its choice or conflict of law principles and the parties agree to the State of Texas as the exclusive venue for any disputes arising hereunder.

Very truly yours,

Aravive Inc.

By:	/s/ Gail McIntyre

Name: Gail McIntyre, Ph.D., DABT

Title: Chief Executive Officer

I have read and accept this amended employment offer:

/s/ Leonard Scott Dove

Signature

Printed Name: Leonard Scott Dove, Ph.D.

Dated: February 6, 2023